                                                                    Exhibit 99.1
                                                                    ------------


Media Contact:                        IR CONTACT:
Susan Kraus, 781-262-3511             George Lieb, 781-262-4121
Vaughn Harring, 781-262-4659          Ed Harper, 781-262-3553
                                      INDIVIDUAL INVESTORS:
                                      Arleen Llerandi, 781-262-3544


                                                                January 31, 2001


                  GENUITY DELIVERS 55 PERCENT REVENUE GROWTH;
                              MEETS EPS ESTIMATES

Burlington, Mass. -- Genuity Inc. (NASDAQ: GENU) today announced fourth quarter and year-end results with revenue of $313 million in the quarter, an increase of 55 percent over the fourth quarter of 1999, reflecting strong performance in network access, Web hosting and value-added services.

Fourth quarter 2000 pro forma loss per share, assuming full conversion of Class B common stock, was $0.29, in line with analysts' consensus estimates. Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was a loss of $207 million in total, and $186 million excluding a provision for uncollectible accounts taken during the quarter. Net loss for the quarter was $284 million compared with $183 million for the same quarter last year, primarily due to continued investment in network infrastructure and new marketing and sales initiatives launched in the latter part of this year. For the year, total revenue increased 61 percent to $1.1 billion, with a net loss of $947 million.

"Genuity met its commitments for fourth quarter earnings despite a generally slowing business environment and the recent problems faced by some dot-com and service provider customers," said Genuity Chairman and CEO Paul R. Gudonis. "We felt the effects of this external environment in the form of softer new order growth and the need to add to our bad debt provision. Yet, even in this challenging economic environment, we were able to meet expectations this quarter through effective cost and capital management."

"This past year was truly an eventful one for Genuity, and, through all the activity, we delivered on our EPS and growth targets and set the stage for continuous growth and marked improvements in profitability going forward. Our strategic focus on meeting the eBusiness needs of enterprise customers and the growing demand for broadband services will position us effectively to realize the tremendous opportunities available in our markets in 2001 and beyond. We'll continue to invest in our Internet infrastructure, improve the operational efficiency of the Company and deliver on the long-term growth in eBusiness solutions that will enable us to build shareholder value," concluded Gudonis.

STRONG YEAR-OVER-YEAR REVENUE GROWTH IN ALL SERVICE LINES

Revenue in the quarter increased 55 percent over the fourth quarter of the previous year, reflecting strong growth in all revenue segments.

Genuity's access revenue grew 51 percent in the quarter in total, and 127 percent, or $76 million, excluding AOL. This growth reflected a 100 percent increase in dial-up revenue, the sale of $10 million of equipment, and a 28 percent increase in dedicated access. DSL revenues in the quarter were $37 million compared with less than $1 million in the prior year quarter, reflecting an 800 percent increase in subscribers and sales promotion revenue from Verizon.

After reflecting contractual price reductions entered into in late 1999, which became effective September 1, 2000, revenue from AOL increased 2 percent from the previous year quarter, but as a result of the repricing, declined sequentially from the third quarter of this year. AOL now represents 31 percent of total Genuity revenue, compared to 47 percent in last year's fourth quarter.

Web hosting revenue growth was 85 percent or $13 million over the same quarter last year, primarily the result of new orders won together with our ePartners. Genuity's ePartners were instrumental in winning over 40 percent of our new hosting contracts in the quarter.

Value-added and other services, which include Site Patrol (managed security), Virtual Private Networks (VPNs), Voice over IP (VoIP) and international revenue, increased 67 percent, or $9 million. Transport revenue also grew strongly, increasing 54 percent, or nearly $10 million, as compared with the same quarter last year.

Overall sequential quarterly revenue growth was 2 percent due primarily to the impact of the contractual price reductions to AOL, partly offset by the benefits of certain non-recurring revenue items. Normalizing for the price reductions and non-recurring items, overall sequential revenue growth in the fourth quarter was 5 percent, or $14 million.

OPERATIONAL HIGHLIGHTS

Fourth quarter operational highlights include:

o Added new customers such as Bankfirst Corp (Black Rocket); NY Life (Black Rocket); Cap Gemini Ernst & Young (Black Rocket); Equiva --a
     Texaco/Shell/Saudi Aramco joint venture (Hosting); PhotoChannel Networks (DSL/VPN); France Telecom (Transport); Northwest Indiana Telephone Co (DSL) and Boeing (Professional Services).

o Signed new contracts totaling approximately $158 million in First-year Contract Value (FCV), a 90 percent increase from the same quarter last year, representing a 15 percent increase from the prior quarter in enterprise orders, but sequentially lower due to reduced ISP and dot-com orders.

o Sold 19 Black Rocket Network Services Platforms during the quarter. Provisioned and installed five of those Black Rockets within 10 days, with an average deal size of

     $840,000. The additional 14 Black Rockets committed to during the quarter will be installed in 2001 in accordance with customer schedules. Genuity also expanded its Black Rocket family of products to meet the demand for mid-range solutions priced in the range of $500,000 per year.

o Doubled the average size of new hosting contracts in the fourth quarter of 2000 to $284,000 compared with $142,000 during the fourth quarter of 1999.

o Completed construction of the Carteret, N.J. data center, adding 192,000 gross square feet, and began provisioning customers into the new facility. Genuity now has 389,000 gross square feet of data center space dedicated primarily to complex and managed hosting services.

o Increased dedicated access connections by 23 percent from the previous year, reaching 4,200 in the fourth quarter, with average annual revenue per connection increasing 25 percent to approximately $46,700. Increased network service delivery points in the quarter to 243, a 40 percent increase from the fourth quarter last year. Sequentially, dedicated access connections increased 5 percent, average annual revenue per connection increased 1 percent, and network service delivery points increased 4 percent.

o Grew DSL subscribers to 230,500, a 67 percent sequential increase from the third quarter.

o Grew total dial-up modems to 904,000, an increase of 56 percent from the fourth quarter of 1999 and an 11 percent sequential increase from the previous quarter.

o Completed a cross-country OC-192 network upgrade. Genuity's backbone network is now carrying customer traffic using Dense Wave Division Multiplexing (DWDM) technology at speeds of OC-192 or 10 gigabits per second (Gb/s).

o Announced the availability of the industry's first IPsec-based Virtual Private Network (VPN) service using Cisco hardware.

FINANCIAL HIGHLIGHTS

o Excluding AOL, total revenue doubled versus the fourth quarter of last year and increased 16 percent sequentially.

o Selling, General & Administrative expenses increased 62 percent over the prior year as the Company continued to ramp up its marketing and branding efforts, expand sales and marketing initiatives and provide for an additional $21 million for potential collection exposure from Genuity customers.

o Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter was a loss of $207 million. Normalizing for the additional provision for uncollectibles, EBITDA was $186 million or 60 percent of revenue, a 500 basis point improvement from the fourth quarter of 1999.

o For the year, total capital expenditures were $1.7 billion, below earlier guidance of $1.8 - $2.0 billion.

ABOUT GENUITY

Genuity is a leading Internet infrastructure services provider and the only company in the industry to offer a Network Services Platform (NSP). Genuity's NSP combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security, to develop a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenues of more than $1 billion, Genuity (NASDAQ: GENU) is a global company with offices and partnerships throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.
                              ---------------

                                     # # #

A copy of this release and associated tables can be found on the Internet at www.genuity.com.
---------------

Genuity will discuss its 4th quarter results at 9:00 am (EST) on January 31, 2001. Individual investors may listen in on the call by dialing 212-676-5234, (a toll call) or via the web by going to www.genuity.com/irevent.
                                      -----------------------

                           FORWARD-LOOKING STATEMENT
                           -------------------------

This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.

These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: significant quarterly and other fluctuations in revenues and results of operations; the Company's ability to develop and maintain a successful relationship with significant customers; successfully maintaining and continuing to strengthen our brand recognition; and expansions relating to our capacity and network infrastructure.

For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the Company's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 14, 2000, which discusses in greater detail the important factors that could cause actual results to differ materially.

                                     # # #

GENUITY INC
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(in thousands, except per share amounts)                               Unaudited



                                                        FOURTH QUARTER                            MONTHS ENDED DECEMBER 31,
                                            ------------------------------------      ----------------------------------------------
                                                 2000        1999       % CHANGE          2000            1999        % CHANGE
                                            ---------     ---------     ---------     -----------     -----------     ---------
REVENUES
      Access                                $ 232,236     $ 154,178       50.6%       $   843,541     $   555,603       51.8%
      Hosting                                  29,101        15,738       84.9%           108,011          48,811      121.3%
      Transport                                27,901        18,104       54.1%           100,383          64,483       55.7%
      Value-added services/other               23,522        14,070       67.2%            84,743          37,569      125.6%
                                            ---------     ---------                   -----------     -----------
TOTAL REVENUES                                312,760       202,090       54.8%         1,136,678         706,466       60.9%

OPERATING EXPENSES
      Cost of goods sold                      339,688       221,842       53.1%         1,271,154         767,498       65.6%
      Selling, general & administrative       180,248       111,251       62.0%           552,442         396,522       39.3%
      Depreciation & amortization              91,290        52,557       73.7%           288,134         187,628       53.6%
                                            ---------     ---------                   -----------     -----------

TOTAL OPERATING EXPENSES                      611,226       385,650       58.5%         2,111,730       1,351,648       56.2%

OPERATING LOSS                               (298,466)     (183,560)      62.6%          (975,052)       (645,182)      51.1%

OTHER INCOME (EXPENSE)
      Interest income (expense), net           18,058        (1,088)       n/m             45,024            (183)        n/m
      Other - net                              (2,901)        2,359        n/m            (14,673)            (32)        n/m
                                            ---------     ---------                   -----------     -----------

LOSS BEFORE INCOME TAXES                     (283,309)     (182,289)      55.4%          (944,701)       (645,397)       46.4%
      Income taxes                                750           484       55.0%             2,773           1,649        68.2%
                                            ---------     ---------                   -----------     -----------

NET LOSS                                    $(284,059)    $(182,773)      55.4%       $  (947,474)    $  (647,046)       46.4%
                                            =========     =========                   ===========     ===========


PRO FORMA PER SHARE DATA (1):
      Loss Per Share                        $   (0.29)    $   (0.23)       n/m        $     (0.97)    $     (0.81)         n/m

      Common Shares Outstanding
      At the End of the Period                973,913       800,000                       973,913         800,000

REPORTED PER SHARE DATA:
      Basic and Diluted Loss per
      Common Share                          $   (1.48)    $  (10.01)       n/m        $     (4.93)    $    (35.44)         n/m

      Basic and Diluted Weighted-Average
      Common Shares Outstanding               192,169        18,256                       192,169          18,256

------------------------------------------------
(1) Pro Forma per Share Data is based on the assumed conversion of the Class B common stock into 800 million shares of Class C common stock at the end of each period presented. The ability of Verizon to convert its Class B common stock is limited by an FCC order which addresses, among other things, its ownership in Genuity. See Genuity Inc.'s Form S-1 for a detailed discussion of the conditions surrounding this conversion.

n/m = not meaningful

GENUITY INC.
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
(in thousands)                                                         Unaudited


                                                                                                  TWELVE MONTHS ENDED
                                                          FOURTH QUARTER                              DECEMBER 31,
                                            -------------------------------------    ----------------------------------------------
                                               2000           1999       % CHANGE       2000             1999       % CHANGE
                                            ---------      ---------      -------    -----------      ---------      -------
Financial data


 EBITDA
  Operating loss                            $(298,466)     $(183,560)        62.6%   $  (975,052)     $(645,182)        51.1%
  Depreciation and amortization                91,290         52,557         73.7%       288,134        187,628         53.6%
                                            ---------      ---------                 -----------      ---------

 EBITDA                                     $(207,176)     $(131,003)        58.1%   $  (686,918)     $(457,554)        50.1%
                                            =========      =========                 ===========      =========

 EBITDA Margin                                    (66%)          (65%)                       (60%)          (65%)
                                            =========      =========                 ===========      =========

  Capital Expenditures
   Access                                   $ 136,598      $  33,203        311.4%   $   447,373      $ 112,872        296.4%
   Hosting                                     80,158         10,633        653.9%       178,166         34,258        420.1%
   GNI/Transport                              477,970        195,138        144.9%       912,771        537,096         69.9%
   Value-added services /other                 93,673         16,689        461.3%       192,190         60,130        219.6%
                                            ---------      ---------                 -----------      ---------


  Total capital expenditures                $ 788,399      $ 255,663        208.4%   $ 1,730,500      $ 744,356        132.5%
                                            =========      =========                 ===========      =========

  Depreciation and Amortization
   Access                                   $  17,758      $  10,035         77.0%   $    52,168      $  32,543         60.3%
   Hosting                                      8,122          3,432        136.7%        23,336         12,585         85.4%
   GNI/Transport                               39,381         21,977         79.2%       126,314         79,655         58.6%
   Value-added services /other                 26,029         17,113         52.1%        86,316         62,845         37.3%
                                            ---------      ---------                 -----------      ---------

     Total depreciation and amortization    $  91,290      $  52,557         73.7%   $   288,134      $ 187,628         53.6%
                                            =========      =========                 ===========      =========